Exhibit 10.2

Logistics Warehouse Lease Agreement

BETWEEN THE UNDERSIGNED:

1.The limited liability company incorporated under the laws of Belgium Weerts Logistic Park III NV, having its registered office at Varnstraat 2, B-3793 Voeren, registered with the Crossroads Bank for Enterprises under the number 0727.392.805, hereby duly represented by Mr. Yves Weerts, CEO,

hereinafter referred to as "the Landlord",

AND

2.The limited liability company incorporated under the laws of Belgium Supplies Distributors SA, having its registered office at 5, rue Louis Bleriot, 4460 Grace-Hollogne, Belgium, registered with the Crossroads Bank for Enterprises under the number 0475286142, represented by Mr. Thomas J. Madden, Chief Financial Officer, and Christophe Pecoraro, Managing Director,

hereinafter referred to as "the Tenant",

The Landlord and the Tenant are hereinafter jointly referred to as "Parties" or individually as a "Party";

WHEREAS:

1.The Tenant is looking to expand its distribution and warehouse activities in Belgium.

2.The Tenant and the Landlord have entered into negotiations, in view of concluding a Logistics Warehouse Lease Agreement pursuant to which the Tenant would rent from the Landlord premises in building "Trilogiport 2, building 1/B" located at Trilogiport (Liege), comprised of Logistics Warehouse Space, Office Space and Parking Places, on the terms and conditions of or referred to in this Logistics Warehouse Lease Agreement (this "Agreement").

THE FOLLOWING HAS BEEN AGREED:

Article 1 - The Leased Premises

1.1.The Landlord leases to the Tenant, who accepts, the following surfaces in or adjacent to an industrial building (hereinafter: "the Initial Leased Premises") located at Trilogiport (Liege), building 1/B,:

▪9,608m2 of logistics warehouse space (hereinafter referred to as the "Warehouses");
▪approx. 825m2 of office space (entirety of the ground floor and half of the first floor the Leased Premises (hereinafter referred to us the "Offices");
▪approx. 46 parking places for cars, and 2 parking places for trucks (hereinafter referred to as the "Parking Places").

The Leased Premises are indicated on the situation plan which is attached to the present Agreement as
Appendix 1 Part A

1.2.Upon exercise of the Option referred to in Article 25, the Initial Leased Premises shall automatically be varied and amended to include the Additional Warehouse Space (as defined in Article 25 below) and the Additional Warehouse Space shall constitute an integral part thereof for purposes of this Agreement as from the Option Effective Date and all of its provisions shall apply in respect of the Initial Leased Premised and the Additional Warehouse Space (herein individually or jointly as the "Leased Premises") for the remainder of the term of this Agreement.

The total Additional Warehouse Space is indicated on the situation plan which is attached to this Agreement as Appendix 1 Part B.

1.3.The Landlord warrants that it holds a concession to the plot on which the Leased Premises have been built, free of any encumbrances, attachments, rights of easement, pre-emption rights or similar rights held by third parties that may have an adverse effect on the Landlord's capacity to lease the Leased Premises to the Tenant or on the Tenant's right to use the Leased Premises for its operational business activities on the terms hereof.

Article 2 - Purpose of the Leased Premises

2.1.The Tenant shall only use the Leased Premises for the purpose of storing goods in general and for activities relating to handling, storage, transportation, and distribution of those goods, and for ancillary office and parking. The ancillary Offices (of which the surface currently is - and always must be - less than 10 % of the total surface of the Leased Premises) can only be used as office space.

2.2.Parties expressly agree that the Leased Premises can in no event be used by the Tenant for carrying out activities which could be qualified as retail trade or as an activity as a craftsman in direct contact with the public, and as a result of which the present Agreement would be governed by the Belgian law of 30 April 1951 on commercial leases.

2.3.In no event can the purpose or use of the Leased Premises be modified by the Tenant without the prior, written and express consent of the Landlord, who may always refuse. Furthermore, any such modified purpose or use shall only be allowed subject to any and all approvals required from local or other competent authorities.

Article 3 - Use of the Leased Premises

3.1.The Tenant shall be solely responsible for the obtaining of all licenses, authorizations and/or permits that might be required under applicable and future federal, regional or local laws and regulations with respect to the Tenant's use and operation of the Leased Premises, as described in Article 2 above.

3.2.The Tenant undertakes to use the Leased Premises as a bonus pater familias (i.e. normally prudent person in similar circumstances) and not to exercise any activity of which it could reasonably be expected that such activity would materially disturb the occupants of the adjacent and neighbouring parcels.

3.3.The Tenant shall furthermore use and operate the Leased Premises in compliance with all the applicable legal and regulatory requirements, such as requirements concerning fire safety and technical installations, as imposed by any advices or reports by the fire department, and the general regulations on electrical installations ("RGIE" or "Reglement general des installations electriques" / "AREI" or "Algemeen Reglement voor Elektrische Installaties").

3.4.The Tenant undertakes to observe all the operating rules for the Leased Premises, as the Landlord may establish and communicate in advance from time to time in writing to the Tenant. Such operating rules shall be reasonable and shall always take into account the Tenant's legitimate business expectations.

Article 4 - Compensation

4.1.The base Rental Fee consists of:

–€ 3.70 €/ m2 / month for the Warehouses; and
–€ 7.5O €/ m2 / month for the Offices, provided the Tenant shall be granted a partial rent free period up to July 31st 2021 in respect of 275 m2 of the 825 m2 office space referred to in Article 1.1.

Both amounts are to be increased with VAT.

4.2.The Rental Fee is payable in advance, quarterly, at the latest on the first day of the months of January, April, July and October of each calendar year (and for the first time pro rata on 1 September 2020).

Payments shall be made to the bank account held by the Landlord with ING Bank and account number BE 74 3631 9461 7507.

4.3.Overdue Rental Fees shall bear interest at the EURIBOR (3 months) interest rate, to be increased with 5% per annum, as from the date the payment is due but subject to prior notice by the Landlord.

Article 5 -Adjustment of the Rental Fee

5.1.The Rental Fee is linked to the health index as published each month in the Belgian State Gazette.

5.2.The Rental Fee will be adjusted automatically and as of right each year on 1 September (and for the first time on 1 September, 2021), in accordance with the following formula:

New Monthly Rental fee =	Monthly Rental Fee X New index
Based index

whereby

–Monthly Rental Fee = the monthly Rental Fee referred to in Article 4 of the present Agreement;
–base index = the health index of the month preceding the month during which Parties signed present Agreement, namely the index of July 2020 (with 2013 = 100);
–new index = the health index of the month preceding the month of the adjustment of the Rental Fee.

5.3.In the event that the calculation and the publication of the health index should be discontinued or cancelled, the Rental Fee will be linked to the consumer price index. In the event that the calculation and publication of the consumer index should be discontinued-or cancelled, the Rental Fee will be linked to the new index published by the Belgian government which might replace the consumer price index. In the event that no new official index is published and Parties fail to agree on a new method of adjusting the Rental Fee, the method of adjustment will be determined by an expert appointed by the Commercial court ("Tribunal de l'Entreprise"/"Ondememingsrechtbank") of Liege.

Article 6- Commencement and duration

6.1.The lease by the Tenant of the Leased Premises under the present Logistics Warehouse Lease Agreement shall start on 1 September 2020 (the "Commencement Date"), for an initial period of 10 years (to expire on 31 August 2030), it being understood that the Tenant may terminate the Agreement early on the 5th anniversary of the Commencement Date, subject to a 6 month prior notice, without any consideration for early termination being due to the Landlord.

6.2.Following the expiry of the 10 year period referred to in Article 6.1. above, this Agreement will be automatically extended for subsequent periods of 3 years, unless one of the Parties expressly terminates the present Agreement not less than (i) 6 months prior to the end of the 10 year period referred to in Article 6.1. above or (ii) 6 months prior to the end of the applicable three year extension period.

6.3.Notices hereunder shall be deemed given and effective in accordance with Article 23.2. of this Agreement.

6.4.For purposes of cost and expenses allocation, to be invoiced to the Tenant as a Service Charge, the Parties clarify that the total surface area of the Leased Premises correspond to (i) approx. 42.1 % of the total surface area of the Trilogiport 1/B building prior to exercise of the Option and (ii) 100% % of the total surface area of the Trilogiport 1/B building as from exercise of the Option.

Article 7 - Transfer of rights and disposal to third parties

7.1.The Tenant may sublet the Leased Premises (wholly or partially) to third parties ("sub-lease"), provided such third party is not a competitor of the Landlord and complies with (and remains within the limits set out as to) the purpose and the use of the Leased Premises as described in articles 2 and 3 above. The Tenant shall not be allowed to assign its rights (wholly or partially) under this Agreement without the Landlord's prior written consent, which shall not be unreasonably withheld, delayed or denied.

No such prior written permission shall be required, however, in case of assignment to an affiliate of the Tenant (whereby "affiliate" shall have the meaning of "societe liee/verbonden vennootschap" and/or "societe associee/geassocieerde vennootschap" as referred to in articles 1:20 and 1:21 of the Belgian Company Code) and for as long as the assignee qualifies as an affiliate of the Tenant.

7.2.The Landlord may assign its rights to a third party, provided that the Tenant's rights under the present Warehouse Logistics Lease Agreement are fully respected. In case of reasonable doubt as to whether this will be the case, the Landlord shall first seek and obtain the Tenant's approval prior to proceeding with such assignment.

Article 8 - Taxes and charges

8.1.Taxes
8.1.1.Any taxes, duties and contributions whatsoever with respect to the Leased Premises including the real estate withholding tax (''precompte immobilier/onroerende voorheffing") are to be borne by the Tenant during the term of the present Agreement, pro rata the share of the Leased Premises in the overall site area at the relevant date (as defined in article 6.4. above).

8.1.2.Furthermore, all taxes, duties and contributions related to the activities of the Tenant in the Leased Premises and, in general, related to the occupation and use of the Leased Premises by the Tenant, are to be borne exclusively by the Tenant.

8.1.3.Further to the obligations of the Tenant sub article 8.1.1. above, the Landlord undertakes to make the necessary and correct applications or notifications to the authorities, upon the Tenant's written request, so as to ensure that the authorities are in a position to calculate the taxes, duties or contributions on the basis of correct data. The Landlord shall , to the exclusion of any liability for the Tenant in this respect, bear any costs, fines, or excess taxes, duties or contributions, that are the result of the Landlord not having filed the necessary and correct applications or notifications mentioned above within 2 months from the Tenant's written request.

8.2.Service Charges

8.2.1.On top of the Rental Fee, the Tenant shall pay a Service Charge to the Landlord. This Service Charges will include the pro-rata proportion of the Leased Premises at the relevant date corresponding to the overall site area (as defined in article 6.4. above) of (i) any present/future national/local taxes imposed by the authorities upon the Leased Premises, (ii) the insurance costs incurred by the Landlord for insuring the Leased Premises (in compliance with its obligation as provided for in article 9.1 below), and (iii) to the extent not included in the individual contracts the Tenant will enter into with services or utilities suppliers pursuant to article 8.3 or 8.4. below, costs of heating, water, gas, electricity, telephone, installation and maintenance of water, gas and electricity meters, each time for the communal sections of the premises, elevators, electrical and electromechanical installations, lighting, periodical inspections of fire protection installations, site access security, maintenance and cleaning, each time of the communal sections of the premises, and costs of personnel in charge of maintenance and/or security of the communal sections of the building. For the avoidance of doubt, any such items referred to under (iii) that would be for the exclusive use of the Tenant, that are a specific requirement of the Tenant or that are specific to the Tenant's activity or business operations, will be re-invoiced by the Landlord to the Tenant over and above its pro rata Service Charge.

8.2.2.The Service Charge shall be paid quarterly in advance, on an open book basis, as per the timing described in article 4.2. above. In case of overdue payments, article 4.3. above shall apply.

8.3.Services
8.3.1.The Tenant will contract, at the Tenant's costs, all the maintenance services and supplies in connection with the Leased Premises as included in the Services List, attached to the present Agreement as Appendix 2 (hereinafter referred to as the "Services").

8.3.2.The Tenant undertakes for the full term of this Agreement, as a bonus pater familias and in accordance with the requirements of good management, to conclude all maintenance and supply agreements mentioned in the Services List. The Tenant shall inform the Landlord of the conclusion of these agreements. It shall promptly provide the Landlord, upon request of the Landlord, with proof and certification of duly carried out review and maintenance of technical equipment used by the Tenant in its capacity of Tenant.

8.3.3.The Landlord has the right to inspect the Leased Premises in view of verifying compliance by the Tenant with its obligations under the present article 8.3. If the Tenant does not contract or have the Services performed properly, the Landlord will notify the Tenant in writing to comply within thirty (30) calendar days. If the Tenant fails to comply therewith, the Landlord is entitled to take over any such supply, services and maintenance of the Leased Premises. The costs thereof shall be invoiced by the Landlord to the Tenant, via the quarterly Service Charge mentioned above in article 8.2.

8.4.Utilities
The Tenant will take out individual contracts with utilities suppliers (water, gas, electricity, telephone & internet) to cover the Tenant's own utilities requirements, and the Tenant shall pay the corresponding costs directly to the utilities' suppliers concerned.

Should, for technical reasons due to intrinsic constraints or conditions of the Leased Premises, taking out such individual contracts turn out be impossible or unreasonably difficult (e.g. because of material difficulties to install or adjust measurement appliances, systems, wirings, piping, etc... ), then the Landlord shall provide to the Tenant such utilities under the Landlord's own contracts with the utility suppliers, and such utilities shall be invoiced under the Service Charge referred to under Article 8.2. above.

Article 9 - Insurance

9.1.The Landlord undertakes to take out and maintain during the entire term of this Agreement an insurance with respect to the Leased Premises (covering fire and water damage, storm and hail damage, civil liability as well as all windows in the Leased Premises) at rebuilding value. The insurance premiums in relation thereto shall be charged to the Tenant, pro rata the share of the Leased Premises in the overall site area where the Leased Premises are located, as per Article 6.4. above.

9.2.The Tenant undertakes to take out and maintain during the entire term of this Agreement an insurance with respect to the equipment and inventory used/ stored by or on behalf of the Tenant in the Leased Premises, and adequately covering the risks of fire, water damage, storm and hail damage, civil liability, as well as the Tenant's professional liability.

9.3.Each Party shall submit proof of such insurance to the other Party at the latter's first request.

9.4.Subject to and to the extent of the effective intervention of the aforementioned insurance compan(y)(ies), the Parties mutually waive any recourse they might be entitled to exercise against each other for any damage they might suffer because of the occurrence of the insured risks, except for loss resulting from gross negligence or intentional misconduct.

Article 10 - Signage

10.1.Advertising signs and/or satellite dish(es) on and around the Leased Premises can only be installed by the Tenant if the latter has obtained express, prior and written consent of the Landlord, which shall not be unreasonably withheld. When consenting to such signage, the Landlord is entitled to impose conditions related to the dimensions, the colours and the content of such signage.

10.2.Without prejudice to the above, the placement and the removal of the advertising signs and satellite dish(es) are at the costs and risk of the Tenant who shall be also responsible for obtaining all necessary authorisations and permits, without any obligation for the Landlord to intervene in this respect.

Article 11 - State of Delivery of the Leased Premises at the Commencement Date

11.1.Before the Tenant commences its occupation of (i) the Initial Leased Premises on the Commencement Date respectively (ii) the Additional Warehouse Space, a "State of Delivery of the Leased Premises" will be drawn up. This document will be drawn up jointly by the Parties, or by an expert appointed by them in mutual agreement. Both the Tenant and the Landlord shall each pay 50% of the costs of such an expert.

In case of alterations and modifications of the Leased Premises after the commencement of the Lease, each Party shall be entitled to require that a new addendum to the State of Delivery of the Leased Premises is drawn up, reflecting such alterations and modifications and specifying, as the case may be, whether such alterations or modifications need to be reinstated by the Tenant at the end of the lease.

Each addendum as described above shall be drawn up jointly by the Parties, or by an expert appointed by them in mutual agreement, in which case they shall each pay 50% of the costs of such an expert.

11.2.The abovementioned "State of Delivery of the Leased Premises" will be signed by the Tenant and the Landlord on the Commencement Date and will then be attached to this Agreement as Appendix 3.
Article 12 - Repair and maintenance of the Premises

12.1.The Tenant shall occupy the Leased Premises with due and proper care. The Tenant undertakes to keep the Leased Premises at its own cost in a constant good state of maintenance and repair during the entire term of the present Agreement, and it shall be responsible for all maintenance and repair of the Leased Premises, to the exception of the maintenance and repair obligations for the Landlord, as further set out in Article 12.2. below.

12.2.The Landlord is responsible for structural works and major repairs as referred to in the articles 605 and 606 of the Belgian Civil Code. Are to be considered such "major repairs" ("grosses reparations/grove herstellingen") and are to be carried out by the Landlord at the latter's own expense, a.o. works of maintenance and repair relative to the structure, the stability, the foundations, the floor, the roof and the external walls of the Leased Premises. The Landlord will carry out these works and repairs within a reasonable period and will use commercially best efforts to minimize interference with Tenant's business operations. If the repairs take longer than thirty (30) days (from receipt by the Landlord of a notification by the Tenant informing him of the structural defects or necessary major repairs) to complete due to a failure by the Landlord to comply with its obligations hereunder, the Rental Fee will be reduced in proportion with the significance and magnitude of the inconvenience caused by the necessary structural works or major repairs as from the end of the calendar month in which such remedial period expires, until the date the relevant works are substantially completed and the Leased Premises are again fully tenantable by the Tenant. In case of the works and repairs under this Article are not substantially completed due to a failure by the Landlord to comply with its obligations hereunder within sixty (60) or more days from receipt by the Landlord of the above referenced notification by the Tenant and the Premises are completely untenantable, Tenant shall also have the option, at Tenant's discretion, to terminate the Agreement without consideration for early termination being due to the Landlord but without prejudice to the further provisions of this Agreement.

12.3.The Landlord may require the Tenant to carry out all necessary repair and maintenance works for which it is responsible pursuant to article 12.1 above, and to complete such works within four (4) weeks as from receipt by the Tenant of a notification by the Landlord in this respect. Should the Tenant fail to meet these obligations, the Landlord is authorized to have the works carried out in order to maintain and restore the Leased Premises in good condition at the expense and risk of the defaulting Tenant. In such event the Tenant will reimburse all costs of those works, provided the Landlord provides the Tenant with the necessary documents (invoices) proving those costs.

12.4.The Tenant will tolerate the execution of all structural works, repairs or improvements which might become necessary during the term of present Agreement and this regardless the duration of said structural works, repairs or improvements. The Landlord shall however always ensure, when planning such works, that the impact of such works on the Tenant's operational activities is reduced to an absolute minimum; the Landlord shall comply with any reasonable recommendations the Tenant may issue to the Landlord in this respect.

12.5.The Tenant will inform the Landlord as soon as reasonably possible following discovery of circumstances requiring the carrying out of any structural works or major repairs incumbent upon the Landlord.

12.6.The Tenant must ensure the safety of the Leased Premises. The Tenant expressly relieves the Landlord from any liability in the event of damages caused by theft, riot and any other action beyond the Landlord's reasonable control or by third-parties, that arise in front of or in the Leased Premises or in the immediate vicinity, as well as from any responsibility in connection with the foregoing, except if caused by the Landlord, its employees and representatives.

Article 13 - Alteration and modification of the Leased Premises

13.1.The Tenant is entitled to fix partitions and lighting systems in the Leased Premises and to carry out small works and improvements necessary for or useful to its operational activities.

13.2.Significant alterations or works are not permitted, unless prior written consent has been given by the Landlord. The Landlord will not withhold such consent unreasonably.

13.3.Any works, alterations or improvements to be carried out pursuant to this Article 13, shall be carried out at the Tenant's sole risk and expense. The Tenant shall at its own cost obtain all necessary permits and approvals for any such intended works.

13.4.The Landlord shall carry out and bear the costs of the works and improvements to be conducted by the Landlord as described in Appendix 7 on the terms and within the timeframe set out therein.

13.5.Upon the termination of this Agreement, and unless otherwise requested by the Landlord, or otherwise indicated by the Parties in an addendum to the State of Delivery of the Leased Premises as drawn up in accordance with article 11.1 above, all alterations, modifications or works carried out by the Tenant shall remain in the Leased Premises; however, if the Landlord will request such alterations to be removed from the Leased Premises by the Tenant, such will be at the Tenant's exclusive cost.

Article 14 - Return of the Premises

14.1.At the end of the term of the present Agreement, the Tenant shall return the Leased Premises well-maintained and clean, in the same state and good condition as it was recorded in the State of Delivery of the Leased Premises, as referred to in Article 11 above. As soon as the Tenant has completed his evacuation from the Leased Premises, and in any event on the latest day of the term of the present Agreement, the Parties will, jointly, draw up a new state of the Premises (the "Return State of the Leased Premises"). The Return State of the Leased Premises shall indicate the damages in or to the Leased Premises for which the Tenant is responsible and liable (whereby it is understood that the Tenant shall never be liable for deterioration of the Leased Premises as a result of 'fair wear and tear').

In case of disagreement between the Parties on the content of the Return State of the Leased Premises, the Parties will address this matter as soon as possible to an independent expert specialized in real estate. This expert shall be appointed by the Parties or, failing agreement between the Parties, at the request of either Party, by the President of the Commercial Court ("Tribunal de l'Entreprise/Ondernemingsrechtbank”) of Liege. The decision of the expert shall be binding to the Parties and both the Tenant and the Landlord shall each pay 50% of the costs of that expert.

14.2.To the exception of deterioration of the.Leased Premises as a result of 'fair wear and tear', the Tenant shall be liable for any damage to the Leased Premises, caused by an act or omission on its part or its representatives or employees.

Article 15 - Expropriation

In the event that the Leased Premises, either in part or in their entirety, are expropriated, the Tenant will have no right of recourse against the Landlord. The rights which the Tenant may assert against the expropriating authority shall at no time affect the rights which the Landlord shall have against the expropriating authority. Upon a final and binding decision to expropriate the Landlord of a substantial part or the entirety of the Leased Premises, Tenant shall have the right to immediate termination.

Article 16 - End of the Agreement - Visits to the Premises

16.1.During the six (6) months preceding the termination of the Agreement or in the event of an intended sale of the Leased Premises, the Landlord or its representatives are authorized to visit the Leased Premises with a person appointed by the Tenant, subject to prior notification (at least 72 hours during the first year from Commencement Date and 48 hours thereafter) to the Tenant and execution of documentation required by Tenant pursuant to its internal policies. When planning such visits, the Landlord shall take into account the Tenant's operational activities, and shall limit the frequencies of such intended visits to one day a week (such day to be mutually agreed upon by the Landlord and the Tenant).

16.2.During the six (6) months preceding the termination of the Agreement or in the event of an intended sale of the Leased Premises, the Landlord is entitled to fix the necessary advertising signs and announcements on the Leased Premises, announcing the putting at the disposal or sale of the Leased Premises.

Article 17 Fire Safety

17.1.The Tenant must ensure that all technical requirements specific to the operation, including fire safety, are met. The Tenant undertakes, among other things, to provide the Leased Premises with the necessary equipment for the prevention and control of fire at his own expense and this in function of the standards and requirements that are or would be prescribed by any competent administrative authority, possibly also by the insurers of either Party. In accordance with the safety regulations, any non-automatic fire-resistant doors must never be left open.

17.2.The Tenant must obtain approval from an accredited body on any modification made to the Leased Premises certifying that such modification has been carried out in accordance with the fire regulations. A copy of such approval will be submitted to the Landlord within 30 calendar days after the completion of the modifications works or after such approval would later prove necessary. If the accredited body makes such approval dependent on additional fire protection requirements, the Tenant will immediately inform the Landlord. The Tenant shall, where appropriate, at its expense and in agreement with the Landlord, have the adjustment work required by the accredited body carried out without delay. If the insurers should impose additional fire protection measures, the Tenant will comply with this in the manner specified above.

17.3.The Tenant undertakes not to store, process or tolerate any goods and / or liquids in the Leased Premises that are flammable and/ or explosive, except to the extent allowed pursuant to the Tenant's insurance cover and in compliance with local fire regulations and authorisation requirements.

17.4.The Tenant undertakes to strictly comply with all fire safety obligations, including - without being limited to - those indicated in the preceding paragraphs. In the absence thereof, the Landlord reserves the right to access to the Leased Premises in order-to take all measures at the expense and risk of the Tenant to safeguard his rights and/ or to impose a prohibition on the Tenant from continuing his business activities without being freed from its other obligations. The Landlord will only exercise this right in the event of an acute risk for persons and / or the Leased Premises and after prior notice.

Article 17bis - Environment and soil

17.1.bisThe Tenant shall at all times use its best efforts to minimize the impact of its activities on the environment and human health as required in accordance with applicable laws and regulations.

17.2.bisOn or about the Commencement Date, the Landlord will have conducted an exploratory soil survey of the Leased Premises, at its own cost. This exploratory soil survey will be attached to the present Agreement as Appendix 5. Should this survey reveal the presence of any soil or groundwater contamination on the site, the Landlord shall proceed with conducting a descriptive and risk assessment soil survey, and, if required under the Walloon Decree of 1 March 2018 on soil management and remediation ("Decret relatif a la gestion et a l'assainissement des sols"), with the necessary soil remediation measures. The Landlord shall, both during the term of the present Agreement and afterwards, fully indemnify the Tenant and hold the Tenant harmless for all damages and costs resulting from the presence of harmful substances or contamination, as this may result from Appendix 5, including but not limited to liabilities towards or claims from public authorities.

17.3.bisPrior to the termination of this Agreement, the Tenant will, at its sole expense, carry out an exploratory soil survey of the Leased Premises. If the results of this exploratory soil survey indicate that there are concentrations of substances in the soil and/or the groundwater of the Site exceeding the concentrations included in Appendix 5, and/or which give cause to further survey measures and/or soil remediation measures, the Tenant will have these further surveys and soil remediation works carried out, at its own costs. The Tenant shall fully indemnify the Landlord and hold the Landlord harmless for all damages and costs resulting from the presence of harmful substances other than the ones identified in Appendix 5, including but not limited to liabilities towards or claims from public authorities, unless and to the extent the Tenant is able to prove that such contamination is not due to the Tenant's activities, actions or negligence.

Article 18 - Terms of the Property Title

18.1.The Landlord confirms and warrants that the concession deed it entered into with the Harbour of Liege on 12 June 2019 does not contain any specific obligations in connection with the intended use of the Leased Premises or any other mandatory provisions that are to be complied with by the Tenant other than as provided for in this Agreement.

Article 19 - Bankruptcy- Default

19.1.In the case of bankruptcy or liquidation, either voluntary or involuntary, of a Party to this Agreement, in the event of the winding-up of such Party, in the event of seizure on any of the assets of such Party or if such Party is in default of any of its obligations under this Agreement and fails to remedy such breach within 45 days after having been put on notice to do so, the other Party shall be entitled to terminate the present Agreement, without any damages being due by the terminating Party.

19.2.In the event that the Agreement is terminated for cause by the Landlord, the Tenant shall bear all costs, charges and expenses arising therefrom and, in addition thereto shall pay the compensation due under this Agreement until the end of its contractual term or, where relevant, the date of early termination notified by the Tenant in accordance with the provisions of article 6 above, increased by the charges, taxes, and contributions for the same period, without prejudice to the other provisions of this Agreement (the "Tenant Damages for Wrongful Termination"). In the event, however, that the Tenant secures a third party-replacement tenant, reasonably acceptable to the Landlord and of Tenant's repute and financial standing (assessed on the date of the date of this Agreement), that effectively leases the Premises starting no later than on the 12 month-anniversary of the date of termination for cause by the Landlord and on terms at least equivalent to the Tenants' lease terms applicable as per that date, the Tenant Damages for Wrongful Termination shall be in an amount equal to 12 months of Rental Fee, plus its share in the costs, taxes, taxes and contributions for the same period. Should the Landlord effectively secure a lease within 6 months as from the date of termination for cause by the Landlord on terms at least equivalent to the Tenant's lease terms applicable as per that date, the Tenant Damages for Wrongful Termination shall be in an amount equal to 12 months of Rental Fee, plus its share in the costs, taxes, taxes and contributions for the same period. None of the foregoing shall preclude the Landlord from claiming additional indemnification if it evidences that it has incurred a larger damage, in order for its entire damage to be covered appropriately.

Article 20 – Registration

20.1.The Landlord is responsible for the registration of the present Agreement. The registration duty (referred to in article 21.2 below) shall be paid by the Tenant at the Landlord's first request (whereby the Landlord shall add proof of registration).

20.2.Given the fact that present Agreement is to be considered as an agreement pursuant to which the Leased Premises are put at the disposal of the Tenant for activities as described in article 18, § 1, second section, 9° of the Belgian VAT Code, the present Agreement will be registered at the fixed registration duty of €50.

Article 21 - Language

21.1.The Parties acknowledge that they have required the present Agreement to be drawn up in the French and the English language. The French version will be used for registration purposes. The English version will be attached to the French version as Appendix 4 and the French version will be attached to the English version as Appendix 4. In the event of discrepancies between the versions, the English version will prevail.

21.2.The Parties and the Guarantor acknowledge that they have required all notices and legal proceedings provided for hereunder or related hereto, to be drawn up in the English language, to the extent permitted by rules of public policy relating directly or indirectly to these proceedings.

Article 22 - Choice of residence - Notices

22.1.For purposes of this Agreement, the Parties and the Guarantor elect domicile at their respective registered office.

22.2.Any notice under this Agreement shall be given by bailiff’s writ or by registered letter. Notices hereunder shall be deemed given and effective (i) if delivered by a bailiff, upon delivery, or (ii) if sent by registered mail within two (2) business days of deposit in the post office.

Article 23 - Various provisions

23.1.This Agreement, including its Appendices, contains the entire agreement of the Parties hereto and the Guarantor with regard to the object to which it refers and contains everything the Parties and the Guarantor have negotiated and agreed upon within the framework of this Agreement.

No amendment or modification of this Agreement shall take effect unless it is in writing and is executed by duly authorized representatives of the Parties and the Guarantor.

The Appendices to this Agreement form an integral part thereof and any reference to this Agreement shall include a reference to the Appendices and vice versa.

The present Agreement replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, previously exchanged or concluded between the Parties and/or the Guarantor and referring to the same object.

23.2.Notwithstanding any provision contrary to the present Agreement, neither Party shall be liable for a delay or failure to fulfil its obligations under this Agreement arising from any cause beyond its reasonable control or arising from strikes, lockouts, work stoppages or other collective labour disputes, insofar that the Party invoking the force majeure informs the other Party as soon as reasonable possible of the occurrence and the estimated duration and the termination thereof, as well as an accurate description of the causes thereof. In case the situation of force majeure has a duration of one consecutive (1) month, the provisions of Article 12.2. of this Agreement shall apply mutatis mutandis.

23.3.If one or more of the provisions of this Agreement is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Agreement, each of the Parties and - as the case may be - the Guarantor shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision which is economically equal to the affected clause.

23.4.No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered a final waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Article 24 -Applicable law and jurisdiction

24.1.The present Agreement is exclusively governed by Belgian law, without regard to its conflict of-law rules.

24.2.The commercial court ("Tribunal de l'Entreprise"/"Ondernemingsrechtbank”') of Liege will have sole and exclusive jurisdiction with respect to any dispute relating to the conclusion, validity, the implementation or the interpretation of this Agreement.

Article 25 - Specific Provisions: Tenant's option to extend the Leased Premises

26.1.The Tenant shall have the option to extend the Leased Premises up to the entire surface of the Trilogiport 1/B building (ie. an additional approx. 13,175.00 m2 of logistics warehouse space indicated on the situation plan attached to the present Agreement as Appendix 1 Part B; hereinafter referred to as the "Additional Warehouse Space"), effective no later than 31 July 2021, on the terms referred to in this Article 25 (the "Option").

25.2.If the Tenant elects to exercise the Option, it shall notify the Landlord by no later than by 30 April 2021, together with a copy of:

(i)the duly executed agreement between CBRE Global Investors (or its successor or assign), as landlord, and Supplies Distributors SA, the legal successor of PFSweb SPRL, as tenant, on the early termination of the tenant's current lease agreement with CBRE Global Investors in respect of 13,274 m2 of logistics warehouse space and 1,222 m2 of office space at Zoning Industriel "Cargo Village" at 5, rue Louis Bleriot, 4460 Grace-Hollogne (the "Bierset Premises") executed on December 4th, 2017 as per 30 March 2022 or, at the Landlord's sole discretion, 30 September 2024, in accordance with article 3.2 (and without any termination fee or payable being payable and without variation or amendment of any of the other terms) of the lease agreement attached hereto as Appendix 6 (the "Bierset Lease");

(ii)the formal approval by CBRE Global Investors (or its successor or assign), as landlord, on the sublease by Supplies Distributors SA, the legal successor of PFSweb SPRL of the Bierset Premises to Weerts Supply Chain NV (or any affiliate designated by it), (a) for the period as from no later than the Option Effective Date (as defined below) for the remainder of the term of the Bierset Lease, and (b) without variation or amendment of any of the further terms of the Bierset Lease (other than, for the avoidance of doubt, the early termination as per item (i) above); and,

(iii)the number of square meters of Additional Warehouse Space for which the Option is exercised.

If the Option is not (timely) exercised and/or the exercise notice does not include the above elements or the formal agreement and approval respectively under items (i) and (ii) above, the Option shall automatically lapse at 23.59 pm on 30 April 2021.

25.3.In case of valid exercise of the Option, the Parties shall promptly enter into (a) a sublease agreement in respect of the Bierset Premises on terms mirroring those of the Bierset Lease, and (b) a supplementary lease agreement in respect of the Additional Warehouse Space on terms identical to the terms of this Agreement, except for:

(i)the commencement date of such supplementary lease, which shall be the 1st of the calendar month immediately following the three (3) month-anniversary of the date of exercise of the Option (the "Option Effective Date"); and,

(ii)the term of such supplementary lease shall be calibrated such that it coincides with the term of this Agreement.

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Done in Liege, on September 9, 2020, in three original counterparts, each Party acknowledging receipt of a fully executed original copy, and one remaining counterpart being intended for the registration office. The present Agreement will apply and shall be effective as from September 1, 2020.

[SIGNATURE PAGE FOLLOWS]

THE LANDLORD

/ s / Yves Weerts
Name: Mr. Yves Weerts
Function: CEO

THE TENANT

/ s / Christophe Pecoraro	/ s / Thomas J. Madden
Name: Mr. Christophe Pecoraro	Name: Mr. Thomas J. Madden
Function: Managing Director	Function: CFO